Mark Lech Jaworski M.Sc.

Polish / English / Polski

Legal And Technical Translations

Suite #1006 Hazel Tower 4769 Hazel Street, Burnaby BC Canada V5H 1S7

Tel: (604) 454-9013 Fax: (604) 454-9023 Cell: (604) 454-4816

E-mail: mark_jaworski@applesbc.bc.ca

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TEPI Polish Legal Translators Society Warsaw Poland (22) 394-952

Translation from Polish language Original

{Translator's comments are italicized and in brackets}

{Each Page Contains Initials Of Signatories And Companies Seals}

PURCHASE AGREEMENT

Executed in Krakow on 24-th of February 2000 between:

1. Elektromontaz Rzeszow - Company registered in Rzeszow, 20 Slowackiego Street, listed by Registrar of Companies in Rzeszow, V-th Commercial Department, Section B number 765, represented by:

- Marian Burda President

- Adam Szalwa Vice-President

Further called "The Seller"

And

2. Stream Communication Limited Company of Krakow, A1. 29 Listopada 130, listed by the Registrar of Companies of the District Court in Krakow-Srodmiescie VI-th Commercial Department, Section B, number 8902, represented by:

- Adam Wojcik President

- Dobroslaw Ploskonka Vice-President

Further called " The Purchaser"

All parties declare that they enter into following Agreement:

DEFINITIONS

Agreement - This Agreement with all Amendments and Addendums

CATV Network - Communication network used by the Seller to distribute signal of cablevision, consisting of central station, overhead and underground transmission lines, amplifiers and other electronic equipment, subscribers' connectors and other equipment related to operation of the network.

Subscriber - customer who fulfills following conditions:

- Has a connection allowing reception of cablevision signal

- Has signed contract with the Seller to supply service before December 31 of 1999

- None of the sides which are a party to the subscriber - provider agreement gave notice leading to cancellation of such agreement

- Is not in arrears in payment for more than 3 months

Down payment - amount of money which in case of not fulfillment of the conditions of the Agreement or inadequate performance by one of the parties; the other party may - after demanding another date of completion - subsequently withdraw from Agreement may keep it, or if it is a party which paid the down payment may obtain the amount of down payment within 7 days, if a Seller withdraws from the Agreement by sale of CATV Network to another Buyer, the three times the amount of the down payment will be returned.

#1

Subject of the Agreement

1. Seller declares to be an owner of CATV network: (according to the Enclosure 1)

- At Nowe Miasto neighborhood in a buildings at the streets: Podwislocze, W. Swiadka, Pelczara, Popieluszki, Rejtana, and Seniora, supplied with a signal from the substation at Seniora 2 (permit number Par182/96)

- At Pulaski neighborhood in a buildings at the Pulaski street, supplied with a signal from the substation at Pulaski 7 (permit number PAR 132/96)

The actual number of subscribers is 4356 persons.

- At Baranowka neighborhood in a buildings at the streets: Jakubowskiego, Geneala Czumy, Legionow Polskich, supplied with a signal from the substation of Rzeszowska Telewizja Kablowa (permit number PAR 220/93),

The actual number of substation is 810 persons.

2. Seller is selling to the Buyer CATV network as described in point 1.

#2

Selling Price

1. Buyer will pay to the Seller for a CATV network described in #1 of this Agreement an amount which is, 2,254.230 Polish Zlotys plus Goods and Services tax of 22%

2. Following elements form a basis for a price:

2.1 Two signal originating stations - 20% of the purchase price.

2.2 Horizontal elements of the network - 60% of the purchase price

2.3 Vertical elements - 20% of the purchase price

3. So calculated sale price (minus down payment described in #3 point 1) will be paid by the Buyer to the Seller on 3rd of April 2000 on the basis of properly issued VAT invoice by bank transfer to the account number 10601608-320000296754 at the Bank Przemyslowo Handlowy in Rzeszow or by a certified cheque, taking under consideration #3

4. On the day when an invoice, described in point 3, is delivered, the Seller shall furnish to the Buyer, on the prescribed form, a confirmation from the proper taxation authority and Social and Medical Services Department [ZUS], that there are no arrears in taxes or social services premiums. Such a confirmation will not be issued earlier than ten days before the date of this invoice.

5. When price is established, Buyer and Seller acknowledge that among the others Network consists of organized system of compatible elements.

6. Eventual increase of the size of the Cablevision Network, improvement of quality by installation of telecommunication equipment, and in particular by increased number of subscribers over the number described in #1 from the time of signing of the Agreement to the date of the transfer of ownership of the Network, will not influence the purchase price or other monetary considerations of the Buyer in favor of the Seller described in this Agreement.

7. Receipt by the Buyer, according to the above mentioned timetable, of the payment as described in point 1, extinguishes all claims of the Seller to the Buyer, resulting from entering into and realization of this Agreement.

#3

Down payment

1. The Buyer will transfer to the Seller, to the account indicated in #2 point 4, within 7 days from the entering into this Agreement, down payment amounting to 725,000 PZN (seven hundred twenty five thousands New Polish Zlotys)

2. In case of realization of this Agreement, down payment described in point 1, will be included in a purchase price.

#4

Transfer of ownership of the Network

1. After signing of the Agreement and paying down payment, persons appointed by Buyer and Seller will conduct inventory of the CATV Newwork

2. Transfer of ownership of the CATV Network described in #1 of this Agreement will take place on 3rd of April 2000.

#5

Declaration of the Seller

1. The Seller declares that it constitutes registered partnership, according to the Polish Trade Law, and persons acting on its behalf are duly authorized.

2. The Seller declares that has received permission from the Board of Directors to relinquish ownership of the CATV Network by Resolution Nr. 124 in this matter is contained in Enclosures Nr. 2 to this Agreement.

3. The Seller declares that described in #1 CATV Networks is free from legal defects, is not a subject to the outside charges and encumbrances and free from third party claims, except deposits paid by the subscribers. Such deposits will be honored by the Seller and refunded on every documented demand of the Buyer.

4. The Seller declares that CATV Network being sold are not a subject of any obligatory relation, and in particular the Seller did not make any commitments that at the time of :

- Entering into this Agreement or

- Separation of the Network or any of its components

- Transfer of ownership of the Network

Any person or a third party may make claims against the Network or any of its components

5. The Seller declares that CATV Network nor any of its components are not subject of any option to purchase or repurchase.

6. The Seller declares that CATV Network nor any of its components are subject of any repossession or subject of Court proceedings related to the Network and its components.

7. The Seller declares that on its part there are no reasons to:

- Declare bankruptcy (according to art. 1#1 ad 2 of Bankruptcy Act)

- Seek protection from creditors by negotiating debts

- There is no proceeding against a Seller leading to bankruptcy or negotiated settlement.

8. The Seller declares that Networks are material investments, according to the tax law and Networks are included in the inventory of capital assets.

#6

Declaration of the Buyer

1. The Seller declares that it constitutes registered partnership, according to the Polish Trade Law, and persons acting on its behalf are duly authorized.

2. The Buyer declares that has received permission from the General Meeting of the Partners to purchase the CATV Networks by Resolution in this matter is contained in Enclosures 3 to this Agreement

3. The Buyer declares that on its part there are no reasons to:

- Declare bankruptcy (according to art. 1#1 ad 2 of Bankruptcy Act)

- Seek protection from creditors by negotiating debts.

4. The Buyer declares that investigated and is aware of the technical condition of the Cablevision Network.

#7

Delivery

1. Delivery of the subject sold will be on the special form containing list of the central stations, horizontal network and vertical equipment which will be countersigned by the Buyer.

2. Transfer of the Network will take place no later than on 3rd of April 2000 by Seller supplying to the Buyer:

- Keys to the central stations

- Keys to the premises and boxes with the amplifiers, dividing network and connections to the subscribers.

And all other items required to operate the Cablevision Network.

3. From the day of transfer of all the objects of sale to the Buyer, all rights and responsibilities related to the ownership are also transferred.

#8

Misstatement of quantity

1. As a misstatement of quantity of the CATV Network, will be considered in particular smaller size of the Network (lower number of telecommunication devices) described in this Agreement, including fact that number of Subscribers determined by inventory mentioned in #4 point 1, will be 2% smaller than that of #1 point 1 of this Agreement.

2. In case described by point 1, Buyer may demand from the Seller to lower the purchase price.

3. Purchase price will be lowered by 630 zlotys for every Subscriber declared in #1 point 1, which is inconsistent with facts and definition of the Subscriber. Lowering of the amount will related to "vertical network" (#2 point 2)

#9

Warranty

1. The Seller will be responsible to the Buyer for responsibilities included in a warranty: Warranty includes physical and legal defects of Cablevision Network.

2. The Buyer loses rights of making a claim under Warranty if it does not notify a Seller within 5 days from the time the defect manifests itself.

#10

Prohibition of competition

1. The Seller is under obligation from the day of transfer of ownership of the Network to the Buyer to abandon any competitive activities against the Buyer on the area of Districts: Podkarpackie, Swietokrzyskie and Malopolskie. Material prohibition relates to sale on own behalf or other persons.

2. As a competitive activities, it is understood in this Agreement, supply of cablevision services at the same time and on the same area.

3. Prohibition of competition in this paragraph applies also to subjects in which the Seller is a dominating factor as described in art. 2 point 9 of the 22 of March 1991 Securities and Mutual Funds Bill (Dz.U. 1994 Nr. 58, pos. 239 with later amendments)

4. In case of violation of competition prohibition clause, the Seller would pay penalty of 1,000,000 zlotys. Obligation to pay does not prevent the Buyer to make a claim for losses exceeding amount of penalty.

5. Prohibition of competition described in point 1 and 2 for a period of three years from the entering into this Agreement.

#11

Responsibility for obligations

1. In case of discovery of any obligations of the Seller related to CATV Network- including arrears in taxed - the Buyer may demand from the Seller appropriate part of the sale price depending on the amount and kind of the obligation.

2. In case if Buyer satisfies obligations of the Seller's creditors related to the CATV Network Buyer may demand from the Seller a compensation providing that the Seller is immediately notified about debt being payable. The Seller reserves the right to satisfy the creditor. It does not diminish rights of the Buyer according to the law.

#12

Mutual Non-Circumvention /Non-Disclosure

1. Both sides agree that none of the parties in this Agreement shall copy, or disclose to anybody any information related to the other party like interests, finances and other details disclosed during negotiations, without written permission of the other party.

2. Both sides agree that until completion of all resolutions of this Agreement or its cancellation according to its conditions will not enter into any actions nor talks on the subject of this Agreement, without prior written permission of the other side.

#13

Cancellation of Agreement

1. Both parties agree that if up to the day of 15th of April 2000, Seller will not receive remainder of the purchase price determined in #2 point 1 of this Agreement, or if because of any cause of the Buyer, Agreement will be canceled.

#14

Problem resolution

Any problems, which may appear during implementation of this Agreement, both parties agree to resolve amicably and if such a solution will not be possible, both sides will accept the decision of a proper Commercial Court [Sad Gospondarczy] in Rzeszow.

#15

Amendments and addendums to the Agreement

1. Any amendments and additions to this Agreement can only be made in writing, if they are not, they may be invalid.

#16

Final provisions

1. The Seller shall cancel on the 2nd of April 2000, an agreement signed in Rzeszow on 14th of February 1994 with "TELE-KAB" Elektromontaz-Rzeszow Company, to provide services operating Cablevision in Rzeszow.

2. This Agreement with all required enclosures, forming integral part of it, forms complete understanding between both parties in a matters described above and invalidates any previous agreements.

3. Costs of preparation of this Agreement are paid by the Buyer.

4. Matters not mentioned in this Agreement are governed by Civil Code [of Poland]

#17

Tax registration numbers

1. The Seller declares to be a taxpayer of Goods and Services tax registration Number NIP 813-03-36-688

2. The Buyer declares to be a taxpayer of Goods and Services tax Registration Number NIP 945-18-89-948.

#18

Implementation of the Agreement

1. This Agreement has been prepared in four identical copies; two of each side and after reading it has been signed.

2. This Agreement becomes effective from the time it is signed.

Seller

/s/ signed
Marian Burda

/s/ signed
Adam Szalwa

Buyer

/s/ signed
Adam Wojcik

/s/ signed
Dobroslaw Ploskonka

[Illegible signatures and Companies Seals on the original]

[four following initialed pages provided description and address of Central Stations and builidngs connected to the Network, on the first page items under B are not property of "ELEKTROMONTAZ RZESZOW]

Translator's endorsement:

I, Mark Lech Jaworski, Legal Interpreter and Translator, of Vancouver, B.C., DO SOLEMNLY DECLARE THAT:

1. I have knowledge of Polish and English languages and I am competent to translate from one to the other.

2. I performed the above translation on the Thursday, 16 of March 2000, word by word and certify its accuracy to the best of my abilities, information and belief.